Exhibit 10.1

Execution Version

AGREEMENT

This Agreement is made and entered into as of February 4, 2021 (this “Agreement”) by and among ZIOPHARM Oncology, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “WaterMill”) (each of the Company and WaterMill, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, on October 30, 2020, WaterMill filed a definitive consent statement (the “Consent Statement”) soliciting written consents from the stockholders of the Company (the “Consent Solicitation”) to vote in favor of certain proposals, including the removal of four incumbent members of the Board of Directors of the Company (the “Board”) and the election of Robert W. Postma, Jaime Vieser and Holger Weis to fill the resulting vacancies;

WHEREAS, on December 15, 2020, WaterMill delivered written consents from stockholders of the Company holding a majority of the Company’s shares of common stock, par value $0.001 per share, outstanding and entitled to vote as of the record date of the Consent Solicitation of October 29, 2020 under Section 228 of the General Corporation Law of the State of Delaware to remove Scott Tarriff from the Board and elect Jaime Vieser and Holger Weis to the Board as directors to fill the two vacancies created by the removal of Scott Tarriff and the previously reported resignation of Elan Z. Ezickson from the Board effective December 3, 2020;

WHEREAS, the Company and WaterMill have subsequently engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, the Company and WaterMill have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement; and

WHEREAS, prior to the entry into this Agreement, the Company and the Board’s Corporate Governance and Nominating Committee (the “Nominating Committee”) has reviewed the qualifications of and other relevant information regarding Mr. Postma in accordance with the Company’s organizational documents and internal policies and applicable law.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Board Composition and Related Matters.

(a) The Company agrees that, immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (i) increase the size of the Board by one (1) director to a total of nine (9) directors and (ii) appoint Robert W. Postma as a member of the Board to fill the vacancy resulting from the increase in the size of the Board, with a term expiring at the Company’s 2021 annual meeting of stockholders (including any adjournment, postponement, rescheduling or continuation thereof, the “2021 Annual Meeting”).

(b) During the Standstill Period (as defined below), the Company agrees that, provided that such director is able and willing to serve on the Board, it will nominate each of Mr. Postma, Jamie Vieger and Holger Weis (each a “New Director” and collectively, the “New Directors”) for election at any Stockholder Meeting at which directors are to be elected and will recommend, support and solicit proxies for the election of each New Director at such Stockholder Meeting in the same manner as it recommends, supports and solicits proxies (or consents) for the election of the Company’s other director nominees.

(c) If any New Director (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period, WaterMill shall have the ability during the Standstill Period to recommend a person to be a replacement nominee to the Board in accordance with this Section 1(c) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Director”). Any Replacement Director must (i) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (ii) qualify as “independent” pursuant to NASDAQ listing standards, and (iii) have the relevant financial and business experience to be a director of the Company. The Nominating Committee shall make its determination and recommendation regarding whether such Replacement Director meets the foregoing criteria within five (5) Business Days after (A) such nominee has submitted to the Company the documentation required by Section 1(f) and (B) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(c) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) Business Days after WaterMill’s submission of such nominee. In the event the Nominating Committee does not accept a person recommended by WaterMill as the Replacement Director (such acceptance not to be unreasonably withheld), WaterMill shall have the right during the Standstill Period to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the requirements and procedures described above. Upon the recommendation of a Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) Business Days after the Nominating Committee’s recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(c), the Parties shall continue to follow the procedures of this Section 1(c) during the Standstill Period until a Replacement Director is elected to the Board. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider in good faith and promptly determine whether to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal, taking into account the skills and qualifications of the Replacement Director and the other directors. Any Replacement Director designated pursuant to this Section 1(c) replacing a New Director prior to the mailing of the Company’s definitive proxy statement for any Stockholder Meeting during the Standstill Period shall stand for election at such Stockholder Meeting together with the other director nominees.

(d) The Company agrees that the New Directors (or any Replacement Director) shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by all other independent directors on the Board, and (iii) such other benefits on the same basis as all other independent directors on the Board.

(e) Each Party acknowledges that the New Directors (or any Replacement Director), upon appointment to the Board, shall be governed by, and each New Director (or any Replacement Director) shall comply with, all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to all independent directors on the Board.

(f) WaterMill acknowledges that, prior to the date of this Agreement, Mr. Postma, and prior to any appointment, each Replacement Director, is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company.

(g) During the Standstill Period, the Company (including the Board or any committee thereof) shall take no actions to (i) eliminate the ability of stockholders to take action by written consent without a meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) divide the directors into more than one class of directors pursuant to Section 141(d) of the DGCL or (iii) modify any of the protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure and other governance policies applicable to the New Directors in any manner adverse to the New Directors and not generally applicable to all independent directors of the Company, in each case without the prior written consent of WaterMill.

(h) WaterMill agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse Mr. Postma (or any Replacement Director serving on the Board in the place of Mr. Postma) from any portion of a Board or committee meeting at which the Board or any such committee is evaluating and/or taking action with respect to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (ii) any action taken in response to actions taken or proposed by WaterMill or its Affiliates with respect to the Company, or (iii) any proposed transaction between the Company and WaterMill or any of its Affiliates.

(i) Other than as agreed to by the Company, WaterMill and each of the New Directors agree that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement, between WaterMill and a New Director (or any Replacement Director) providing for any compensation, reimbursement of expenses or indemnification of such New Director (or Replacement Director) in connection with or related to such New Director’s (or Replacement Director’s) service on the Board.

2. Voting Commitment. During the Standstill Period, WaterMill shall cause all shares of voting stock of the Company beneficially owned, directly or indirectly, by it or by any of its Affiliates or Associates, or any other securities of the Company for which WaterMill or any of its Affiliates or Associates has the right to vote, directly or indirectly, to be present in person or by proxy for quorum purposes and to be voted at any Stockholder Meeting or at any adjournments or postponements thereof, in accordance with the Board’s recommendations, as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect thereof, with respect to the election, removal, and/or replacement of directors; provided, however, WaterMill shall be permitted to vote in its sole discretion with respect to any publicly announced proposal not made in breach of this Agreement with respect to any matter other than the election, removal and/or replacement of directors.

3. Standstill.

(a) WaterMill agrees that, for the duration of the Standstill Period, WaterMill shall not, and shall cause each of its Affiliates and Associates not to, in each case, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents), in each case, with respect to securities of the Company;

(ii) form, join, maintain or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of voting stock of the Company (other than a “group” that consists solely of all or some of the Affiliates of WaterMill); provided, however, that nothing herein shall limit the ability of an Affiliate of WaterMill to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any shares of voting stock of the Company in any voting trust or subject any shares of voting stock of the Company to any arrangement or agreement with respect to the voting of any shares of voting stock of the Company, other than any such voting trust, arrangement or agreement solely among the members of WaterMill and otherwise in accordance with this Agreement;

(iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors (except as specifically permitted in Section 1), in each case in opposition to the recommendation of the Board;

(v) (A) make any proposal for consideration by stockholders at any Stockholder Meeting, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii) advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any Stockholder Meeting with respect to the appointment, election, replacement and/or removal of director(s), except in accordance with Section 1;

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably expected to trigger public disclosure obligations for any Party;

(ix) make a request for or demand an inspection of a list of the Company’s stockholders or any books and records of the Company or any of its subsidiaries;

(x) acquire, seek or propose (publicly or otherwise) or agree to acquire, beneficial ownership, directly or indirectly and acting alone or in concert, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a “group” within the meaning of Section 13(d)(3) of the Exchange Act, a partnership, limited partnership, syndicate or other group, or through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in WaterMill (together with its Affiliates and Associates) owning, controlling or otherwise having any beneficial ownership interest in or aggregate economic exposure of more than 9.9% of the outstanding shares of voting stock of the Company; or

(xi) enter into any discussions, negotiations, understandings or agreements (whether written or oral) with respect to any action that WaterMill is prohibited from taking under this Section 2 or knowingly encourage any third person to take any action that WaterMill is prohibited from taking under this Section 2.

(b) Except as expressly provided in this Agreement, WaterMill shall be entitled to (i) vote any shares of voting stock of the Company that it beneficially owns as WaterMill determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.

(c) Notwithstanding anything in Section 3(a) or elsewhere in this Agreement, nothing in this Agreement shall prohibit or restrict WaterMill from (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating with stockholders of the Company and others in a manner that does not otherwise violate Section 3(a) or Section 6, or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over WaterMill.

(d) Nothing in Section 3 or elsewhere in this Agreement shall be deemed to limit the exercise in good faith by any New Director (or a Replacement Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

4. Representations and Warranties of the Company. The Company represents and warrants to WaterMill that (a) the Company has the corporate power and authority to execute this Agreement and bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming the execution of WaterMill constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to the execution of this Agreement, the Board was comprised of eight (8) directors and there are no vacancies on the Board, and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

5. Representations and Warranties of WaterMill. WaterMill represents and warrants to the Company that (a) as of the date of this Agreement, WaterMill beneficially owns only the number of shares of voting stock of the Company as set forth in Exhibit A and, as of the date of the Agreement, other than through the shares of voting stock of the Company beneficially owned as set forth on Exhibit A, neither WaterMill nor any of its Affiliates or Associates has any voting rights with respect to the voting stock of the Company or beneficial ownership of or economic exposure to the voting stock of the Company (e.g., through swaps, short sales or other derivative arrangements), and neither WaterMill nor any of its Affiliates or Associates owns any Synthetic Equity Interests or any Short Interests in the Company, (b) this Agreement has been duly and validly authorized, executed and delivered by WaterMill, and assuming the execution of the Company, constitutes a valid and binding obligation and agreement of WaterMill, enforceable against WaterMill in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the authorized signatory of WaterMill set forth on the signature pages hereto has the authority to execute this Agreement and to bind WaterMill thereto and (d) the execution, delivery and performance of this Agreement by WaterMill does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to WaterMill or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which WaterMill is a party or by which it is bound.

6. Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, for the duration of the Standstill Period or, if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, Associates, successors, assigns, officers, key employees or directors shall have breached this Section 6, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, Associates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their products or services, in any manner that would reasonably be expected to damage the business or reputation thereof.

7. No Litigation. Each Party agrees that, from the date of this Agreement until the date that is fifteen (15) calendar days after the date on which Mr. Postma (or any Replacement Director serving on the Board in the place of Mr. Postma) no longer serves on the Board, it shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

8. Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a press release in the form set forth on Exhibit B (the “Press Release”) and file a Current Report on Form 8-K in the form previously agreed by the Parties. Prior to the issuance of the Press Release and the Form 8-K, neither the Company (including the Board or any committee thereof) nor WaterMill nor any of their respective Affiliates or Associates shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated thereby without the prior written consent of the other Party. During the Standstill Period, no Party or any of its Affiliates shall make any public statement (including in any filing required under the Exchange Act) that is inconsistent or contrary to the terms of this Agreement.

9. Compliance with Securities Laws. WaterMill acknowledges that it is aware of its obligations under the United States securities laws with respect to the purchase or sale of securities while in possession of material nonpublic information.

10. Affiliates and Associates. WaterMill agrees to cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breaches of this Agreement by any such Affiliates or Associates.

11. Specific Performance. Each of WaterMill, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party to this Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that WaterMill, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms of this Agreement, and the other Party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity, and irrevocably waives any requirement for the Moving Party to post any bond in connection with such action. This Section 11 is not the exclusive remedy for any violation of this Agreement.

12. Expenses. The Company will reimburse WaterMill for its reasonable out-of-pocket fees and expenses (including legal expenses) incurred prior to the date of this Agreement in connection with the Consent Solicitation and the negotiation, execution and effectuation of this Agreement and the transactions contemplated by this Agreement up to an amount of $400,000 in the aggregate.

13. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:

To the Company:

ZIOPHARM Oncology, Inc.

One First Avenue

Parris Building 34, Navy Yard Plaza

Boston, Massachusetts 02129

Email: Redacted

Attention: Robert Hadfield

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, New York 10001

E-mail: rsanchez@cooley.com; kcooper@cooley.com

Attention: Robert Sanchez and Kevin Cooper

To WaterMill:

WaterMill Asset Management Corp.

141 Mecox Road

P.O. Box 207

Water Mill, New York 11976

E-mail: Redacted

Attention: Robert W. Postma

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

E-mail: afreedman@olshanlaw.com

Attention: Andrew Freedman

14. Termination.

(a) Unless otherwise mutually agreed upon in writing by each Party, this Agreement shall terminate upon the end of the Standstill Period. The “Standstill Period” shall begin upon the execution and delivery of this Agreement and shall end upon the earlier of (i) January 1, 2022 and (ii) thirty (30) calendar days prior to the nomination deadline for the Company’s 2022 annual meeting of stockholders.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of WaterMill pursuant to Sections 1, 2, 3, 6, 7 and 8 shall terminate in the event that the Company materially breaches any of its obligations to WaterMill pursuant to Sections 1, 6, 7 or 8, or the representations and warranties in Section 4 of this Agreement and such breach (if capable of being cured) has not been cured within thirty (30) calendar days following written notice of such breach from WaterMill, or, if impossible to cure within thirty (30) calendar days, the Company has not taken substantive action to correct within thirty (30) calendar days following written notice of such breach from WaterMill; and

(ii) the obligations of the Company to WaterMill pursuant to Sections 1, 6, 7 and 8 shall terminate in the event that WaterMill materially breaches any of its obligations in Sections 1, 2, 3, 6, 7 or 8, or the representations and warranties in Section 5 and such breach (if capable of being cured) has not been cured within thirty (30) calendar days following written notice of such breach, or, if impossible to cure within thirty (30) calendar days, WaterMill has not taken substantive action to correct within thirty (30) calendar days following written notice of such breach from the Company.

(c) Notwithstanding anything to the contrary in this Agreement, all rights and obligations under this Agreement shall terminate upon termination of this Agreement in accordance with this Section 14; provided, however, that the provisions of Section 12 through Section 21 shall survive the termination of this Agreement. No termination shall relieve either Party from liability for any breach of this Agreement prior to such termination.

15. Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof. Each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties to this Agreement irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties to this Agreement irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY MATTER BASED ON OR ARISING OUT OF THIS AGREEMENT.

16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter of this Agreement, and supersedes all prior agreements with respect to the subject matter of this Agreement.

17. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

18. Amendment; Waiver. This Agreement may be modified, amended or otherwise changed only in a writing signed by authorized representatives of each of the Parties. No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial exercise or waiver of any such right or remedy preclude any other or further exercise of any such right or remedy or the exercise of any other right or remedy.

19. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no Party may assign this Agreement without, with respect to WaterMill, the prior written consent of the Company, and with respect to the Company, the prior written consent of WaterMill. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties to this Agreement and their respective successors and assigns.

20. Counterparts; Headings. This Agreement may be signed in any number of counterparts, each of which shall be an original, and which together shall constitute a single agreement. This Agreement shall become effective when each Party to this Agreement shall have delivered a counterpart of this Agreement signed by each of the Parties to this Agreement. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts. The section headings contained in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

21. Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. Whenever the words “including,” “include” or “includes” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

22. Certain Definitions: As used in this Agreement:

(a) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include persons who become Affiliates or Associates of any person referred to in this Agreement during the term of this Agreement;

(b) the terms “beneficial owner,” “beneficially owns” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) the term “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(d) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(e) the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(f) the term “Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of, such person or its Affiliates and Associates;

(g) the term “Short Interests” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(h) the term “Stockholder Meeting” shall mean each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and

(i) the term “Synthetic Equity Interests” shall mean any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have duly executed and delivered this Agreement as of the date first above written.

ZIOPHARM ONCOLOGY, INC.

By:	/s/ Laurence Cooper
Name:	Laurence Cooper
Title:	Chief Executive Officer

WaterMill Asset Management Corp.

By:	/s/ Robert W. Postma
Name:	Robert W. Postma
Title:	Principal

/s/ Robert W. Postma
ROBERT W. POSTMA

Exhibit A

Name	Ownership
WaterMill Asset Management Corp.	4,195,508 shares of Common Stock

Robert W. Postma	2,129,406 shares of Common Stock (consisting of (i) 1,180,402 shares of Common Stock beneficially owned directly by Mr. Postma including shares of Common Stock held in IRA accounts in his name, (ii) 2,034 shares of Common Stock beneficially owned by Mr. Postma’s spouse, and (iii) 946,970 shares of Common Stock underlying warrants held by Mr. Postma, which have a strike price of $3.01 and expire on November 14, 2023, and are currently exercisable on a one-to-one basis into shares of Common Stock, subject to a beneficial ownership limitation set forth in the terms of such warrants)

Exhibit B

Press Release

[See Attached]

Ziopharm Oncology Announces Election of Robert Postma to its Board of Directors

Boston, February 5, 2021 – Ziopharm Oncology, Inc. (“Ziopharm” or “the Company”) (Nasdaq:ZIOP) today announced the election of Robert Postma to its Board of Directors (the “Board”), effective immediately. Mr. Postma is the Founder of WaterMill Asset Management, a sizeable and long-term shareholder of Ziopharm.

James Huang, Chairman of the Board, said, “We welcome Bob to Ziopharm’s Board of Directors. With his experience and financial acumen, Bob will make an immediate contribution to Ziopharm and I believe the Board is now well positioned to partner with the management team to deliver on our very promising T-cell directed and cytokine technologies and opportunities.”

Laurence Cooper, M.D., CEO of Ziopharm said, “We will benefit from having additional shareholder guidance on the Board. Bob is a respected voice, and his counsel will help in directing the Company’s strategies.”

Mr. Postma commented, “I am glad to join the Board and bring this chapter in the Company’s history to a close. I look forward to working with management and the Board to help deliver on the promise of the Company’s science to patients and investors.”

Mr. Postma’s appointment increases the size of the Board from eight to nine members, a modification approved by the Board.

About Ziopharm Oncology, Inc.

Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with cancer each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a precisely controlled IL-12 gene therapy, and rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program. The Company has clinical and strategic collaborations with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and Regeneron Pharmaceuticals. For more information, please visit www.ziopharm.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the potential benefits of the Company’s CAR-T therapy and the Company’s expectations regarding the number of patients expected in this phase 1 clinical trial. Although Ziopharm’s management team believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Ziopharm, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, changes in Eden BioCell’s operating plans that may impact its cash expenditures, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Ziopharm’s product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Ziopharm’s intellectual property rights; competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Ziopharm, including those risks and uncertainties listed in Ziopharm’s Quarterly Report on Form 10-Q filed by Ziopharm with the Securities and Exchange Commission. We are providing this information as of the date of this press release, and Ziopharm does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Investor Relations Contacts:

Adam D. Levy, Ph.D., MBA

EVP, Investor Relations and Corporate Communications

T: 508.552.9255

E: alevy@ziopharm.com

Media Relations Contact:

LifeSci Communications:

Patrick Bursey

T: 646.876.4932

E: pbursey@lifescicomms.com